Filed Pursuant to Rule 433
Registration No. 333-151206
Pricing Term Sheet
May 28, 2008
HUBBELL INCORPORATED
$300,000,000 5.95% Senior Notes due 2018

Issuer:	Hubbell Incorporated

Title of Securities:	5.95% Senior Notes due 2018

Principal Amount:	$300,000,000

Maturity:	June 1, 2018

Coupon (Interest Rate):	5.95%

Issue Price (Price to Public):	99.236% of principal amount

Benchmark Treasury:	3.875%; May 15, 2018

Spread to Benchmark Treasury:	205 bps (3.875%; May 15, 2018)

Benchmark Treasury Price and Yield:	$98-30+; 4.003%

Yield to Maturity:	6.053%

Make-Whole Provision:	Treasury + 30 bps

Interest Payment Dates:	June 1 and December 1, commencing
December 1, 2008

Redemption Provisions:	No mandatory redemption provisions

Hubbell Incorporated may, at its option,
redeem the notes as described in the
Preliminary Prospectus Supplement, dated
May 28, 2008

Change of Control Offer:	As described in the Preliminary Prospectus
Supplement, dated May 28, 2008

Legal Format:	SEC-registered

Trade Date:	May 28, 2008

Settlement Date:	T+3; June 2, 2008

Joint Book-Running Managers	J.P. Morgan Securities Inc.
Morgan Stanley & Co. Incorporated

Co-Managers:	Banc of America Securities LLC
HSBC Securities (USA) Inc.
BNY Mellon Capital Markets, LLC
Wachovia Capital Markets, LLC

CUSIP:	443510AE2

ISIN:	US443510AE25

Use of Proceeds:	To repay approximately $260 million of
outstanding commercial paper borrowings
and the remainder for general corporate
purposes.

Ratings:	A3 (Moody’s)
A+ (S&P)
A (Fitch)

A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The offer and sale of the notes to which this final term sheet relates have been registered by Hubbell Incorporated by means of a registration statement on Form S-3 (SEC File No. 333-151206).
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities Inc. collect at 1-212-834-4533 and Morgan Stanley & Co. Incorporated at 1-866-718-1649.

2